Exhibit 99.1

Mistras Group Announces Results for Third Quarter FY’14

MISTRAS Group, Inc. April 8, 2014 4:01 PM

PRINCETON JUNCTION, N.J., April 8, 2014 (GLOBE NEWSWIRE) -- Mistras Group, Inc. (MG), a leading “one source” global provider of technology-enabled asset protection solutions, today reported financial results for its third quarter and first nine months of fiscal year 2014, which ended February 28, 2014.

During its third quarter, the Company’s revenues increased 13.5% over prior year, reaching $151.7 million. Net income for the third quarter was $1.2 million, or $0.04 per diluted share, compared with net income of $2.8 million or $0.09 per diluted share in the prior year period. Excluding acquisition-related items, net income in the third quarter of fiscal year 2014 was $1.8 million or $0.06 per diluted share, compared with $1.9 million or $0.06 per diluted share in the prior year’s third quarter. Adjusted EBITDA was $12.5 million in the third quarter of fiscal year 2014 compared with $12.5 million in the prior year period.

During the first nine months of fiscal year 2014, the Company’s revenues grew 15.5% over prior year, reaching $444.3 million. Net income for the first nine months was $16.1 million, or $0.55 per diluted share, compared with $16.2 million or $0.56 per diluted share in the prior year period. Excluding acquisition-related items, net income for the first nine months of fiscal year 2014 was $15.0 million or $0.51 per diluted share, compared with $15.7 million or $0.54 per diluted share in the prior year. Adjusted EBITDA was $51.1 million for the first nine months of fiscal year 2014 compared with $51.8 million in the prior year period.

The Company’s operations and profitability were adversely impacted by several factors during the third quarter of fiscal year 2014, including shut-downs of numerous customer work sites caused primarily by bad weather, start-up costs related to two important contracts, other one-time costs and weak international results. We believe that the combined impact of these factors reduced Adjusted EBITDA by approximately $3 million and net income by approximately $1.8 million, or $0.06 per diluted share.

Financial Highlights:

Revenues

•                 Revenues for the third quarter of fiscal 2014 increased 13.5% over prior year. Despite the adverse weather conditions, organic revenue growth was 7.2%.

•                 Revenues for the first nine months of fiscal 2014 increased by 15.5%, consisting of 5.4% organic growth and 10% acquisition growth. Due to key contract wins, organic growth for fiscal year 2014 is still expected to approach 7% for the entire fiscal year.

•                 Organic revenue for the Services segment grew 12.8% during the third quarter and 9.6% during the first nine months due to continued strength in our key market segments.

•                 The International segment contracted organically by 2.3% during the third quarter, reducing its year-to-date organic growth to 0.5%.

•                 The Products and Systems segment contracted organically by 0.5% in the third quarter and by 11.0% year-to-date, due primarily to lower sales to the coal-based power sector.

Gross Profit

•                 Gross Profit grew by 15% over prior year for both the third quarter of fiscal 2014 and year-to-date.

•                 Gross margin for the third quarter was 25.9% of revenues vs. 25.6% in the prior year.

•                 Gross margin for the first nine months was 28.5% of revenues in both current and prior year. Weather and start-up costs adversely impacted third quarter 2014 gross margin by approximately 1.3% of revenues.

Operating Cash Flow

•                 The Company’s operating cash flow was $22.6 million for the first nine months of fiscal year 2014.

Sotirios Vahaviolos, Chairman and Chief Executive Officer stated, “Our third quarter results and organic revenue growth for Services were strong, considering the magnitude of the adverse weather conditions and the start-up costs we incurred to fully staff-up for our recent contract win in Alaska and to prepare for a new contract that we just signed with a major integrated energy company with significant operations in the Canadian oil sands region.  The impact of these factors was not fully expected in the Company’s previous earnings guidance. International results were likewise weaker than expected, due primarily to the timing of customer start-up for recent contract wins.”

“We remain bullish about the continued health and growth prospects of the North American oil & gas and chemical industries for the next several years, driven both by consumer demand for energy and our customers’ needs to improve safety and comply with stringent environmental regulations.  Our recent contract wins continue to demonstrate the market’s receptivity toward our employees and our company’s value based service offerings.”

Dr. Vahaviolos added, “Customer feedback indicates that the new Canadian contract win could become one of our largest contracts. Because of the tremendous importance of this new opportunity, we anticipate that our investments made thus far in Canada will intensify during the fourth quarter, in order to ensure that we are poised to begin realizing this opportunity in a meaningful way during our coming fiscal year 2015 and beyond. The Company is therefore reducing its earnings guidance for the remainder of fiscal year 2014 due primarily to the impacts of this additional investment, combined with the third quarter profit shortfall.”

Outlook and Guidance for Fiscal 2014

The Company is adjusting its previously issued guidance for fiscal 2014 revenues and Adjusted EBITDA. Previously the Company expected revenue to be in the range of from $590 million to $615 million, and Adjusted EBITDA to be in the range of $77 million to $83 million. The

Company now expects that its revenue will be in the range of $600 million to $615 million, and Adjusted EBITDA will be in a range of from $70 million to $74 million.

Conference Call

In connection with this release, Mistras will hold a conference call on Wednesday, April 9, 2014 at 9:00 a.m. (Eastern). The call will be broadcast over the Web and can be accessed on Mistras’ Website, www.mistrasgroup.com. Individuals in the U.S. wishing to participate in the conference call by phone may call 1-800-706-7745 and use confirmation code 75137255 when prompted. The International dial-in number is 1-617-614-3472.

About Mistras Group, Inc.

Mistras offers one of the broadest “one source” services and technology-enabled asset protection solution portfolios in the industry used to evaluate the structural integrity of energy, industrial and public infrastructure. Mission critical services and solutions are delivered globally and provide customers with the ability to extend the useful life of their assets, improve productivity and profitability, comply with government safety and environmental regulations and enhance risk management operational decisions.

Mistras uniquely combines its industry leading products and technologies - 24/7 on-line monitoring of critical assets; mechanical integrity (“MI”) and non-destructive testing (“NDT”) services; destructive testing services; and its proprietary world class data warehousing and analysis software - to provide comprehensive and competitive products, systems and services solutions from a single source provider.

For more information, please visit the company’s website at www.mistrasgroup.com.

Forward-Looking and Cautionary Statements

Certain statements made in this press release are “forward-looking statements” about Mistras’ financial results and estimates, products and services, business model, strategy, growth opportunities, profitability and competitive position, and other matters. These forward-looking statements generally use words such as “future,” “possible,” “potential,” “targeted,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “will,” “may,” “should,” “could,” “would” and other similar words and phrases. Such statements are not guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved, if at all. These statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. A list, description and discussion of these and other risks and uncertainties can be found in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for fiscal year 2013 filed with the Securities and Exchange Commission on August 14, 2013, as updated by our reports on Form 10-Q and Form 8-K. The forward-looking statements are made as of the date hereof, and Mistras undertakes no obligation to update such statements as a result of new information, future events or otherwise.

* Use of Non-GAAP Measures

The term “Adjusted EBITDA” used in this release is a financial measurement not calculated in accordance with generally accepted accounting principles in the U.S. (“US GAAP”). A Reconciliation of Adjusted EBITDA to a financial measurement under US GAAP is set forth in a table attached to this press release. In addition, the Company has also included in the attached tables non-GAAP measurements “EBITDA”, “Segment and Total Company Income from Operations before Acquisition-Related Expense (Benefit), net”, “Net Income Excluding Acquisition-related Items” and “Diluted EPS Excluding Acquisition-related Items,” reconciling these measurements to financial measurements under US GAAP. The Company believes that investors and other users of the financial statements benefit from the presentation of these non-GAAP measurements because they provide additional metrics to compare the Company’s operating performance on a consistent basis and measure underlying trends and results of the Company’s business.

Mistras Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	(unaudited)
	February 28, 2014	May 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$9,950	$7,802
Accounts receivable, net	126,304	108,554
Inventories	12,516	12,504
Deferred income taxes	3,029	2,621
Prepaid expenses and other current assets	14,637	8,156
Total current assets	166,436	139,637
Property, plant and equipment, net	74,428	68,419
Intangible assets, net	52,180	51,992
Goodwill	132,321	115,270
Other assets	1,352	1,342
Total assets	$426,717	$376,660

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$11,078	$8,490
Accrued expenses and other current liabilities	48,212	47,839
Current portion of long-term debt	7,542	7,418
Current portion of capital lease obligations	7,147	6,766
Income taxes payable	1,485	1,703
Total current liabilities	75,464	72,216
Long-term debt, net of current portion	73,883	52,849
Obligations under capital leases, net of current portion	13,036	10,923
Deferred income taxes	13,862	11,614
Other long-term liabilities	19,152	18,778
Total liabilities	195,397	166,380

Commitments and contingencies

Equity
Preferred stock, 10,000,000 shares authorized	-	-
Common stock, $0.01 par value, 200,000,000 shares authorized	284	282
Additional paid-in capital	199,254	195,241
Retained earnings	35,081	18,982
Accumulated other comprehensive loss	(3,573)	(4,452)
Total Mistras Group, Inc. stockholders’ equity	231,046	210,053
Noncontrolling interests	274	227
Total equity	231,320	210,280
Total liabilities and equity	$426,717	$376,660

Mistras Group, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three months ended February 28,		Nine months ended February 28,
	2014	2013	2014	2013
Revenues:
Services	$142,967	$124,510	$414,448	$351,466
Products and systems	8,760	9,151	29,872	33,311
Total revenues	151,727	133,661	444,320	384,777
Cost of revenues:
Cost of services	104,196	91,209	291,680	248,769
Cost of products and systems sold	3,702	3,527	12,965	13,022
Depreciation related to services	4,257	4,465	12,333	12,565
Depreciation related to products and systems	272	254	788	593
Total cost of revenues	112,427	99,455	317,766	274,949
Gross profit	39,300	34,206	126,554	109,828

Selling, general and administrative expenses	31,794	27,209	90,342	74,063
Research and engineering	757	754	2,186	1,801
Depreciation and amortization	2,771	2,473	7,729	6,535
Acquisition-related expense, net	978	(1,212)	(1,530)	(1,006)
Income from operations	3,000	4,982	27,827	28,435
Interest expense	792	882	2,309	2,458
Income before provision for income taxes	2,208	4,100	25,518	25,977
Provision for income taxes	984	1,349	9,375	9,749
Net income	1,224	2,751	16,143	16,228
Less: net income attributable to noncontrolling interests, net of taxes	(23)	-	(44)	(33)
Net income attributable to Mistras Group, Inc.	$1,201	$2,751	$16,099	$16,195
Earnings per common share
Basic	$0.04	$0.10	$0.57	$0.58
Diluted	$0.04	$0.09	$0.55	$0.56
Weighted average common shares outstanding:
Basic	28,396	28,175	28,338	28,121
Diluted	29,374	29,101	29,249	29,078

Mistras Group, Inc. and Subsidiaries

Unaudited Operating Data by Segment

(in thousands)

	Three months ended February 28,		Nine months ended February 28,
	2014	2013	2014	2013
Revenues
Services	$109,122	$90,537	$313,794	$278,147
International	38,064	37,516	119,032	88,722
Products and Systems	7,610	7,645	22,799	25,618
Corporate and eliminations	(3,069)	(2,037)	(11,305)	(7,710)
	$151,727	$133,661	$444,320	$384,777

	Three months ended February 28,		Nine months ended February 28,
	2014	2013	2014	2013
Gross profit
Services	$26,216	$20,496	$83,881	$72,128
International	10,086	9,851	33,499	24,231
Products and Systems	3,674	3,790	9,776	13,010
Corporate and eliminations	(676)	69	(602)	459
	$39,300	$34,206	$126,554	$109,828

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Segment and Total Company Income (Loss) from Operations before Acquisition-Related Expense (Benefit), net (non-GAAP) to

Segment and Total Company Income (Loss) from Operations (GAAP)

(in thousands)

	Three months ended February 28,		Nine months ended February 28,
	2014	2013	2014	2013
Services:
Income from operations before acquisition-related expense, net (non-GAAP)	$7,759	$6,755	$33,161	$29,752
Acquisition-related expense (benefit), net	307	462	463	1,155
Income from operations (GAAP)	7,452	6,293	32,698	28,597

International:
Income from operations before acquisition-related expense, net (non-GAAP)	$189	$855	$5,526	$3,907
Acquisition-related expense (benefit), net	105	269	(3,666)	450
Income from operations (GAAP)	84	586	9,192	3,457

Products and Systems:
Income from operations before acquisition-related expense, net (non-GAAP)	$87	$576	$112	$4,054
Acquisition-related (benefit), net	-	(1,123)	(1,035)	(2,427)
Income from operations (GAAP)	87	1,699	1,147	6,481

Corporate and Eliminations:
Income from operations before acquisition-related (benefit), net (non-GAAP)	$(4,057)	$(4,416)	$(12,502)	$(10,284)
Acquisition-related expense, net	566	(820)	2,708	(184)
(Loss) from operations (GAAP)	(4,623)	(3,596)	(15,210)	(10,100)

Total Company
Income from operations before acquisition-related expense, net (non-GAAP)	$3,978	$3,770	$26,297	$27,429
Acquisition-related expense (benefit), net	978	(1,212)	(1,530)	(1,006)
Income from operations (GAAP)	3,000	4,982	27,827	28,435

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three months ended February 28,		Nine months ended February 28,
	2014	2013	2014	2013

Net Income	$1,224	$2,751	$16,143	$16,228
Less: net income attributable to noncontrolling interests, net of taxes	(23)	-	(44)	(33)
Net income attributable to Mistras Group, Inc.	$1,201	$2,751	$16,099	$16,195
Interest expense	792	882	2,309	2,458
Provision for income taxes	984	1,349	9,375	9,749
Depreciation and amortization	7,300	7,192	20,850	19,693
EBITDA	$10,277	$12,174	$48,633	$48,095
Share-based compensation expense	1,266	1,544	4,013	4,749
Acquisition-related expense, net	978	(1,212)	(1,530)	(1,006)
Adjusted EBITDA	$12,521	$12,506	$51,116	$51,838

Mistras Group, Inc. and Subsidiaries

Unaudited Reconciliation of

Net Income (GAAP) and Diluted Earnings Per Share (GAAP) to

Net Income Excluding Acquisition-related Items (non-GAAP) and Diluted EPS Excluding Acquisition-related Items (non-GAAP)

(in thousands except per share data)

	Three months ended February 28,		Nine months ended February 28,
	2014	2013	2014	2013

Net income (GAAP)	$1,224	$2,751	$16,143	$16,228
Acquisition-related expense (benefit), net of tax	597	(812)	(1,158)	(525)
Net Income Excluding Acquisition-related Items (non-GAAP)	$1,821	$1,939	$14,985	$15,703

Diluted earnings per common share (GAAP)	$0.04	$0.09	$0.55	$0.56
Acquisition-related expense (benefit), net	0.02	(0.03)	(0.04)	(0.02)
Diluted EPS Excluding Acquisition-related Items (non-GAAP)	$0.06	$0.06	$0.51	$0.54

Note: Acquisition-related expense (benefit), net of tax, includes income tax (benefit)/expense of $(381) thousand and $400 thousand for the three months ended February 28, 2014 and 2013, respectively and $372 thousand and $481 thousand for the nine months ended February 28, 2014 and 2013, respectively. The aforementioned tax expense are reflective of non-deductible and non-taxable tax differences related to acquisitions of common stock.